Exhibit 4.1

                                                             EXECUTION COPY

           AMENDED AND RESTATED FIRST AMENDMENT TO RIGHTS AGREEMENT

     This Amended and Restated First Amendment to Rights Agreement (the "Amended and Restated First Amendment"), made and entered into as of the 10th day of June 2002, effective as of March 14, 2002, is by and between CRIIMI MAE INC., a Maryland corporation (the "Company") and REGISTRAR AND TRANSFER COMPANY, a New Jersey corporation, as Rights Agent (the "Rights Agent").

                                RECITALS

     1. On January 23, 2002, the Company and the Rights Agent entered into the Rights Agreement (the "Rights Agreement").

     2. On March 14, 2002, the Company and the Rights Agent entered into the First Amendment to Rights Agreement (the "First Amendment"), whereby the following clause (v) (the "Fifth Exception") was added to the definition of "Beneficial Owner" contained in Section 1 of the Rights Agreement:

     (v) any such Person who has reported or is required to report such ownership (but less than 20%) on Schedule 13G under the Securities Exchange Act of 1934, as amended and in effect on the date of this Agreement (the "Exchange Act"), but only so long as (w) such Person satisfies both of the criteria set forth in Rule 13d-1(b)(1)(i) and Rule 13d-1(b)(1)(ii) of the General Rules and Regulations under the Exchange Act, (x) such Person has not reported and is not required to report such ownership on Schedule 13D under the Exchange Act, (y) such Person does not have a right to dividends or proceeds from the sale of Common Shares or otherwise have an interest in Common Shares such that such Person is deemed the owner of 5% or more of the Common Shares outstanding for purposes of Section 382 of the Internal Revenue Code (the "Code") and (z) such Person is not a member of a group of Persons who have a formal or informal understanding among themselves to make a coordinated acquisition of Common Shares or is otherwise a member of a group such that such group constitutes an "entity" (as defined in Section 1.382-3(a)(1) of the Code) that is deemed the owner of 5% or more of the Common Shares outstanding for purposes of Section 382 of the Code.

     3. The Company intended that the Fifth Exception should have been added to the first sentence of the definition of "Acquiring Person" contained in Section 1 of the Rights Agreement rather than to the definition of "Beneficial Owner"; and therefore, the Company desires to amend and restate the First Amendment to clarify that that no change should have been made to the definition of "Beneficial Owner" and that the Fifth Exception should have been and was intended to be added to the definition of "Acquiring Person".

     4. Pursuant to Section 27 of the Rights Agreement, the Company may amend the Rights Agreement without the approval of any holders of Rights Certificates (as defined in the Rights Agreement) as the Company may deem necessary or desirable until such time as the Rights (as defined in the Rights Agreement) are no longer redeemable.

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     5. The Rights are currently redeemable.

     6. This Amended and Restated First Amendment amends and restates the First Amendment in its entirety.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1. Amendatory  Provision:  The definition of "Acquiring  Person" defined in
Section 1(c) of the Rights Agreement is hereby amended by inserting the following clause (v) in full at the end of the first sentence of the definition of "Acquiring Person":

     and (v) any such Person who has reported or is required to report such ownership (but less than 20%) on Schedule 13G under the Securities Exchange Act of 1934, as amended and in effect on the date of this Agreement (the "Exchange Act"), but only so long as (w) such Person satisfies both of the criteria set forth in Rule 13d-1(b)(1)(i) and Rule 13d-1(b)(1)(ii) of the General Rules and Regulations under the Exchange Act, (x) such Person has not reported and is not required to report such ownership on Schedule 13D under the Exchange Act, (y) such Person does not have a right to dividends or proceeds from the sale of Common Shares or otherwise have an interest in Common Shares such that such Person is deemed the owner of 5% or more of the Common Shares outstanding for purposes of Section 382 of the Internal Revenue Code (the "Code") and (z) such Person is not a member of a group of Persons who have a formal or informal understanding among themselves to make a coordinated acquisition of Common Shares or is otherwise a member of a group such that such group constitutes an "entity" (as defined in Section 1.382-3(a)(1) of the Code) that is deemed the owner of 5% or more of the Common Shares outstanding for purposes of Section 382 of the Code.

     2. Existing Agreement. Except as expressly amended hereby, all of the terms, covenants and conditions of the Rights Agreement (i) are ratified and confirmed; (ii) shall remain unamended and not waived; and (iii) shall continue in full force and effect.

     3. Governing Law. This Amended and Restated First Amendment shall be governed by the internal laws of the State of Maryland without giving effect to the principles of conflict of laws thereof.

     4. Counterparts. This Amended and Restated First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together, shall constitute one and the same instrument.

     5. Enforceability. If any provision of this Amended and Restated First Amendment shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Amended and Restated First Amendment or the Rights Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render


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it legal,  valid and  enforceable,  then this  Amended and  Restated  First
Amendment and the Rights Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.



                             [SIGNATURE PAGE FOLLOWS]


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     IN WITNESS  WHEREOF,  the  parties  hereto  have  caused  this  Amended and
Restated First Amendment to be duly executed and attested, all as of the day and year first above written.


                                                CRIIMI MAE INC.



Attest:  /s/Nancy Currier                       By:    /s/William B. Dockser
         ------------------------------                -------------------------
         Name: Nancy Currier                    Name:  William B. Dockser
         Title:   Assistant Secretary           Title: Chairman of the Board


                                                REGISTRAR AND TRANSFER
                                                COMPANY, as Rights Agent



Attest:  /s/Mary Rose Cascaes                   By:    /s/William P. Tatler
         ----------------------------------            -----------------------
         Name: Mary Rose Cascaes                Name:  William P. Tatler
         Title:   Executive Vice President/     Title: Vice President
                    Assistant Secretary